Exhibit 3.206

CERTIFICATE OF LIMITED PARTNERSHIP

OF

MPT OF ROXBOROUGH, L.P.

TO THE DELAWARE SECRETARY OF STATE:

This Certificate of Limited Partnership, dated as of August 27, 2012, has been duly executed and is filed pursuant to provisions of the Delaware Revised Uniform Limited Partnership Act, DELAWARE CODE ANNOTATED, Section 17-101 et seq. (the “Act”) to form a limited partnership under the Act.

1. Name. The name of the limited partnership (the “Partnership”) is:

MPT of Roxborough, L.P.

2. Registered Office: Registered Agent. The mailing address of the Partnership’s registered office required to be maintained by Section 17-104 of the Act is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the Partnership’s registered agent for service of process at such address is National Registered Agents, Inc.

3. General Partner. The name and business mailing address of the sole general partner of the Partnership are:

MPT of Roxborough, LLC

1000 Urban Center, Suite 501

Birmingham, Alabama 35242

IN WITNESS WHEREOF, the undersigned sole general partner of the Partnership has executed this Certificate of Limited Partnership as of the date first written above.

MPT of Roxborough, LLC Sole General Partner MPT Operating Partnership, L.P. Sole Member Medical Properties Trust, LLC-General Partner

By:	/s/ Emmett E. McLean
Name:	Emmett E. McLean
Its: EVP, COO, Treasurer & Secretary